Exhibit 10.1

RETIREMENT AND CONSULTING AGREEMENT

This RETIREMENT AND CONSULTING AGREEMENT (this “Agreement”) is made and dated as of April 4, 2021, by and between IVERIC bio, Inc. (the “Company”) and David R. Guyer, M.D. (the “Executive”).

WHEREAS, the Executive is employed as Executive Chairman of the Company pursuant to an employment letter, dated April 26, 2013, as amended by letters dated February 26, 2015, April 24, 2017, May 12, 2018 and May 24, 2018 (as amended, the “Employment Letter”) and serves as Chairman of the Company’s Board of Directors (the “Board”); and

WHEREAS, the Executive has determined that it is an appropriate time to retire from the employment with the Company and from service on the Board; and

WHEREAS, in order to provide for an orderly transition in connection with the Executive's retirement and to secure for the Company the assistance of the Executive following his retirement, the Executive and the Company wish to provide for the Executive’s ongoing service to the Company as a consultant during the Consulting Period (as defined below).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree as follows:

1.	Retirement; Consulting Period; Consulting Fees.

(a)             Effective as of the close of business on the date of the Company's 2021 annual meeting of stockholders (the “Transition Date”), the Executive hereby retires from all employment with the Company and its affiliates (including from his position as Executive Chairman of the Company) and resigns as a member of the Board. The Executive and the Company each hereby waive any advance notice period which otherwise may have been required in connection with the Executive’s retirement. Between the date hereof and the Transition Date, the Executive shall maintain his positions with the Company and continue to perform services consistent with his current duties.

(b)             For the period commencing on the Transition Date and ending on the second anniversary of the Transition Date (the “Consulting Period”), the Executive shall provide consulting services to the Company as a non-employee consultant with the title of Senior Advisor, which services shall consist of assisting the Company with the transition of the Executive’s duties, assisting the Company’s executive team, its Board and other senior Company personnel with respect to specific projects and providing other service commensurate with Executive's prior roles with the Company as reasonably requested from time to time. The Executive's contact for such consulting duties shall be the Company's Chief Executive Officer or such officer's delegate. Executive shall be permitted to perform the consulting duties at a location of his choosing, unless otherwise needed for a meeting (and subject to Covid-19 safeguards), with any such meeting request being made on reasonable notice and taking into account Executive’s personal and business commitments. The entering of the Executive into this Agreement and the performance of the Executive’s consulting duties hereunder shall not prohibit the Executive from providing employment, consulting or director services to any other entity so long as the Executive is not in violation of the Restrictive Covenant Agreement (as defined and amended below).

(c)            During the Consulting Period the Company shall pay the Executive a consulting fee (the “Consulting Fee”) of $83,333.33 per month, payable within 10 days following the end of each month (and, in the case of the final payment, within 10 days following the last day of the Consulting Period). The Company shall reimburse the Executive for all pre-approved reasonable business expenses incurred by the Executive during the Consulting Period in connection with providing the consulting services hereunder in accordance with the Company's expense reimbursement procedures as in effect from time to time.

(d)            The Executive's service to the Company during the Consulting Period shall constitute continued service for purposes of the term and vesting provisions of all outstanding equity awards of the Company held by the Executive as of the date hereof; such awards shall continue to vest (or be eligible to vest, as applicable) and remain outstanding in accordance with their terms during the Consulting Period (it being agreed that the provisions of this Agreement shall not extend the maximum term applicable to any Company stock options held by the Executive). Except as specifically set forth in Section 3, upon the end of the Consulting Period, all service-vesting Company equity compensation awards held by the Executive which have not then vested shall become fully vested and exercisable (such vesting being referred to herein as the "End of Term Acceleration") and shall otherwise be governed by their existing terms and conditions. For the avoidance of doubt, the performance share unit award granted to the Executive on June 6, 2016 shall only vest if the applicable performance criteria are attained prior to the end of the Consulting Period and the End of Term Acceleration shall not apply to such award.

(e)            The Company will, for a period of eighteen (18) months following the Transition Date, provide for continued coverage, at the Company’s expense (via the Company's payment of applicable COBRA premiums), under the Company’s medical and dental benefit plans, subject to the Executive's timely election of COBRA continuation coverage. If the Executive becomes employed with another employer during the period in which continued health insurance and/or dental insurance is being provided pursuant to this Section 1(e), the Company shall not be required to continue to pay the COBRA premiums if Executive is eligible to be covered under a health insurance plan of the new employer.

(f)              It is understood by the parties hereto that the Executive shall at all times during the Consulting Period be an independent contractor with respect to the Company and there shall not be implied any relationship of employer-employee, partnership, joint venture, principal and agent or the like by the agreements contained herein. The Executive shall not be entitled to participate in any employee benefit plans or other benefits or conditions of employment available to the employees of the Company or its affiliates during the Consulting Period, except as may be elected by the Executive pursuant to COBRA or as otherwise specifically provided herein.

2.	Accrued Payments and Benefits; Other Matters.

(a)            Accrued Payments and Benefits. The Company shall pay and provide the Executive with his accrued base salary (in accordance with the Company’s normal payroll schedule) and employee benefits through the Transition Date (including earned but unused vacation days), with such benefits to be provided in accordance with the terms of the applicable Company plan or arrangement. On the date hereof, the Executive shall return his Company-issued credit card to the Company. The Executive has no unreimbursed business expenses from the Company as of the date hereof and shall obtain pre-approval before incurring any such expenses following the date hereof.

(b)            During the Consulting Period, the Company will provide the Executive with IT services that are comparable to those provided to other employees and necessary for the performance of the Executive's consulting duties. The Executive shall be entitled to retain all Company provided IT equipment currently in his possession. During the Consulting Period, the Company will reimburse the Executive for services performed on, and replacement of, the Executive’s IT devices during the Consulting Period to the extent necessary for performance of the Executive's services hereunder and for the cost of monthly phone services up to an annual maximum of $5000 (the “IT Reimbursement Amount”). Any expenses for services on and replacement of the Executive’s IT devices above the IT Reimbursement Amount shall be subject to pre-approval by the Company. The Executive shall provide the Company with access to such devices upon reasonable notice from time to time, including at the end of the Consulting Period, and the Company shall be entitled to remove from such devices any Company proprietary, confidential and similar data. During the Consulting Period, the Company will provide the Executive with office space comparable in size and in the same location as is provided to the Company's Chief Executive Officer (if any), if so provided to the Chief Executive Officer. During the Consulting Period, the Company will provide the Executive with reasonable administrative support related to the performance of the Consultant's duties hereunder, which support shall be shared with other Company personnel. Executive shall be permitted to keep his contacts, email and Company account during the Consulting Period and the Company shall assist Executive in transferring his personal information to a personal account at the end of the Consulting Period.

(c)            During the Consulting Period, the Executive shall as part of his services hereunder attend the annual meetings of each of the American Academy of Ophthalmology and the Association for Research in Vision and Ophthalmology, and may attend one additional major professional conference each year during the Consulting Period (to be proposed by the Executive, subject to the reasonable approval of the Company's Chief Executive Officer). The Company shall, within thirty (30) days following receipt of an expense request, reimburse the Executive's costs for attendance at such meetings in a manner consistent with the Company's past practice with respect to the Executive's professional travel on behalf of the Company.

(d)            The Company shall defend, indemnify and hold harmless the Executive from and against any and all suits, claims, causes of action, damages, losses, liabilities, obligations, costs or expenses (including advancement of reasonable attorneys’ fees) incurred by or asserted against the Executive arising out of, relating to or otherwise resulting in whole or in part from any of the services or other activities performed by the Executive for the Company under this Agreement at levels equivalent to that provided to Executive as of the date hereof, excluding those arising out of the intentional bad faith acts or omissions by, or gross negligence of, the Executive. The parties agree that the provisions of this Section 2(d) shall not be construed to limit or reduce any indemnification or directors’ and officers’ liability insurance rights of the Executive (including tail coverage) with respect to his employment with the Company or services as a director, whether pursuant to contract, insurance, the organizational documents of the Company or otherwise, and such rights shall continue pursuant to their terms.

(e)            The Company shall reimburse the Executive, within thirty (30) days following receipt of an invoice, for documented attorney's fees incurred in reviewing and negotiating this Agreement, up to a maximum of $20,000.

(f)             The Company shall not and the Executive shall not make any internal or external statement with respect to the Executive’s retirement and the transition of his role without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned or delayed) and each party shall consult with each other prior to making any public statement.

(g)            Acknowledgement; Tax Matters. The Executive hereby acknowledges that in connection with his retirement he is not entitled to any termination payments or benefits under the Employment Agreement and will not be entitled to any additional grants of equity compensation from the Company. All payments hereunder shall be subject to tax withholding only as required by law. It is the parties’ view that no withholding will be required with respect to the Consulting Fee.

3.	Termination. The Consulting Period may be terminated by the Executive upon thirty (30) days prior written notice or immediately by the Company upon a violation by the Executive of the Restrictive Covenant Agreement (as defined below and as amended hereby), other than a violation that is both unintentional and immaterial. Following any such early termination described in the preceding sentence prior to the end of the scheduled Consulting Period, the Executive shall only be entitled to any earned and unpaid amounts of the Consulting Fee for periods prior to the effectiveness of such termination and such termination shall be treated as a termination of service for purposes of all Company equity awards (and the End of Term Acceleration shall not apply). The Company shall not otherwise be permitted to terminate the Consulting Period prior to the originally scheduled end of the Consulting Period. The Consulting Period shall automatically end upon the consummation of a Change in Control Event (as such term is defined in the Company's 2013 Stock Incentive Plan (as amended)) or upon the Executive’s death or disability and (x) all unpaid Consulting Fees scheduled to be paid during the originally scheduled Consulting Period shall become immediately payable immediately prior to such Change in Control Event or within ten (10) days following the Executive’s death or disability, as applicable, and (y) the End of Term Acceleration shall apply immediately prior to such Change in Control Event or upon the Executive’s death or disability, as applicable.

4.	Entire Agreement. This Agreement supersedes the Employment Letter (other than the provisions of Section 7 of the Employment Letter, if applicable), effective as of date hereof, which hereafter shall be of no further force or effect. The Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement dated April 26, 2013 (as amended, including by Section 5 hereof, the "Restrictive Covenant Agreement”), between the Company and Executive shall remain in effect in accordance with its terms as amended hereby, as shall the agreements governing the Executive's equity-based awards from the Company, as clarified by Section 1(d) and Section 3 hereof. Except as specified above, this Agreement represents the entire agreement of the parties regarding the subject matter hereof. The Executive represents that, in executing this Agreement, the Executive has not relied upon any representation or statement made by the Company or any affiliate of the Company, other than those set forth herein, with regard to the subject matter, basis or effect of this Agreement or otherwise and has had the opportunity to consult with counsel.

5.	Amendment of Non-Compete. The Restrictive Covenant Agreement is hereby amended, effective as of the date hereof in the following manner:

(a)             The lead in to Section 4(a) of the Restrictive Covenant Agreement is hereby amended and restated to read as follows:

"While the Employee is employed by the Company and during the Consulting Period (as such term is defined in the Retirement and Consulting Agreement between the Employee and the Company dated as of April 4, 2021) but for the avoidance of doubt not after the Consulting Period, the Employee will not, directly or indirectly, whether on behalf of the Employee or another person, entity or third party, anywhere in the world, engage in the following conduct without the prior written consent of Company:"

(b)            Section 4(a)(ii) of the Restrictive Covenant Agreement is hereby amended by adding the following at the end of the paragraph:

(provided, that, the foregoing shall not apply to any solicitation or appropriation unrelated to the Company)

(c)             Section 4(b) of the Restrictive Covenant Agreement is hereby expanded as follows:

As used herein, a business will be deemed “Competitive” with the Company (in addition to the businesses deemed "Competitive" under the Restrictive Covenant Agreement) if it engages in the research, development or commercialization of pharmaceutical or diagnostic products to treat (i) each of Stargardt disease, Best disease, leber congenital amaurosis (subtype 10), Usher syndrome type 2A-related inherited retinal diseases and rhodopsin-mediated autosomal dominant retinitis pigmentosa via any mechanism of action and (ii) GA or AMD whose primary mechanism of action is directed at the HtrA1 enzyme.

(d)            Section 4(e) of the Restrictive Covenant Agreement is hereby amended and restated to read as follows:

The provisions of this Section 4 shall not be deemed violated (a) by Employee’s relationship and performance of duties with SV Life Sciences as provided in paragraph 4(c) above or (b) if Employee provides consulting services to a company with respect solely to a program that is not Competitive with the Company even if the company which maintains such program maintains other programs that are Competitive with the Company; provided that, in the case of clause (b), Employee does not serve on the board of directors of such company, and subject to Employee’s compliance with Section 2 of this Agreement ("Proprietary and Confidential Information").

(e)            A new Section 4(f) shall be added to the Restrictive Covenant Agreement to read as follows:

Notwithstanding anything to the contrary herein, if the Company begins a new program (as defined below) to treat inherited retinal diseases via any mechanism of action (the “New Program”) and notifies the Employee in writing of the New Program (the “New Program Notice”), the Employee must, if requested in writing by the Company (and subject to Section 4(e) above), resign from working on any program that is competitive with the New Program within sixty (60) days following the New Program Notice. In addition, in the event that the Employee or an entity to which the Employee is providing services begins a New Program in a manner that at such time has not been undertaken by the Company, the Employee may notify the Company in writing of the beginning of such New Program and in the event of such notice, the Company will not be entitled to deliver a New Program Notice in respect of the New Program described in the Employee's notice. For purposes of this paragraph, a New Program will be treated as having begun only upon either (1) the execution by the applicable party of a bona fide term sheet to license or acquire an asset that is intended to treat inherited retinal diseases via any mechanism of action; (2) the execution by the applicable party of a definitive agreement to license or acquire an asset that is intended to treat inherited retinal diseases via any mechanism of action; or (3) the applicable party otherwise obtains enforceable rights to an asset that is intended to treat inherited retinal diseases via any mechanism of action.

6.	Section 409A. The Parties intend for the payments and benefits under this Agreement to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention. If any payments or benefits due to the Executive hereunder would cause the application of an accelerated or additional tax under Section 409A, such payments or benefits shall be restructured in a manner which does not cause such an accelerated or additional tax and in a manner that preserves the original economic intent to the maximum possible extent. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Executive’s separation from service shall instead be paid on the first business day after the date that is six months following the Transition Date (or death, if earlier). As of the date hereof, the Company believes that the delay described in the preceding sentence is not required with respect to the payments and benefits under this Agreement. The Company makes no representation that any or all of the payments and benefits described in this Agreement shall be exempt from or comply with Section 409A, makes no undertaking to preclude Section 409A from applying to any such payment or benefit. The Executive shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

7.	Miscellaneous.

(a)            This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without reference to the conflicts of laws provisions thereof). Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of New York (or, if appropriate, a federal court located within the State of New York), and the Company and the Executive each consents to the jurisdiction of such a court. The Company and the Executive each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision hereof.

(b)            All notices, requests, consents and other communications hereunder will be in writing, will be addressed, if to the Company, at its principal corporate offices to the attention of the Legal Department, and if to the Executive, at his address on file with the Company, or in either case, such other address as a party may designate by notice hereunder, and will be either (i) delivered by hand, (ii) sent by overnight courier, or (iii) sent by registered or certified mail, return receipt requested, postage prepaid. All notices, requests, consents and other communications hereunder will be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iii) if sent by registered or certified mail, on the fifth business day following the day such mailing is made. Email notice may be used hereunder, with notices to the Company deliverable to glenn.sblendorio@ivericbio.com and email notices to the Executive deliverable to Davidrguyer@gmail.com, or to such other email address as the party may designate by notice to the other party.

(c)            This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to all or substantially all of the Company's assets or business, provided, however, that the obligations of the Executive are personal and shall not be assigned by him. In the event of the Executive’s death, all amounts due hereunder shall be paid to the Executive’s estate.

(d)            This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

(e)            No delay or omission by a party in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

(f)             The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

(g)            This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be delivered by electronic mail, and electronic scan signatures shall be treated as original signatures for all applicable purposes.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

IVERIC bio, Inc.

/s/ Glenn P. Sblendorio
Name:	Glenn P. Sblendorio
Title:	Chief Executive Officer

/s/ David R. Guyer
David R. Guyer, M.D.

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